Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the GRD Holding I Corporation Stock Option Plan and At Home Group Inc. Equity Incentive Plan of At Home Group Inc. of our report dated April 5, 2017, with respect to the consolidated financial statements and schedule of At Home Group Inc. included in its Annual Report (Form 10-K) for the year ended January 28, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
April 5, 2017